Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-36331 and 333-107745 on Form S-8 of Hub Group Inc. of our report dated June 18, 2024 appearing in this Annual Report on Form 11-K of Hub Group Employee Profit Sharing and Trust Plan for the year ended December 31, 2023.

/s/ Crowe LLP

Crowe LLP

Oak Brook, Illinois

June 18, 2024